ISSUER FREE WRITING PROSPECTUS

(RELATING TO THE PRELIMINARY PROSPECTUS

SUPPLEMENT DATED JULY 27, 2012 AND

THE PROSPECTUS DATED MAY 1, 2012)

FILED PURSUANT TO RULE 433

REGISTRATION NO. 333-181089

JULY 27, 2012

AFLAC INCORPORATED

$250,000,000 2.65% SENIOR NOTES DUE 2017

FINAL TERM SHEET

Dated July 27, 2012

Issuer:	Aflac Incorporated
Securities:	2.65% Senior Notes due 2017
Ratings*:	A3 /A- (stable/negative) (Moody’s/S&P)
Security Type:	Senior Unsecured Fixed Rate Notes
Trade Date:	July 27, 2012
Settlement Date (T+2):	July 31, 2012
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Sole Book-Running Manager:	Morgan Stanley & Co. LLC
Sole Co-Manager:	J.P. Morgan Securities LLC
Principal Amount:	$250,000,000 (Securities have terms identical to the $400,000,000 aggregate principal amount of debt securities issued February 10, 2012, which, together with the Securities, are part of a single series of debt securities)
Public Offering Price:	103.105% of principal amount (excluding accrued interest from February 10, 2012, which is payable by the purchasers)
Underwriting Discount:	0.60%
Proceeds, Before Expenses:	$259,409,375 (includes $3,146,875 of accrued interest)
Maturity Date:	February 15, 2017
Coupon:	2.65%
Benchmark Treasury:	0.75% due June 30, 2017
Spread to Benchmark:	+130 basis points
Treasury Yield:	0.632%
Re-offer Yield:	1.932%
Interest Payment Dates:	Semi-annually on February 15 and August 15, commencing on August 15, 2012
Record Dates:	February 1 and August 1 of each year
Redemption Provisions:
Make-whole call:	At any time at a discount rate of Treasury plus 30 basis points
CUSIP:	001055AH5

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus supplement and prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by EDGAR at the SEC web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

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